As filed with the United States Securities and Exchange Commission on June 20, 2008.

Registration No. 333-________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM S-8

REGISTRATION STATEMENT
UNDER THE
SECURITIES ACT OF 1933

UNILEVER N.V.
(Exact name of registrant as specified in its charter)

The Netherlands (State or other jurisdiction of incorporation or organization)	Weena 455 3013 AL, Rotterdam The Netherlands (Address of principal executive offices)	None (I.R.S. Employer Identification No.)

SAVINGS PLAN FOR UNION EMPLOYEES OF UNILEVER
(Full title of the plan)

Ronald M. Soiefer, Esq.
Senior Vice President and General Counsel
Unilever United States, Inc.
700 Sylvan Avenue
Englewood Cliffs, New Jersey  07632
(800) 272-6296
(Name, address and telephone number, including area code, of agent for service)

Copy of all communications to:

Robert J. Lichtenstein, Esq.
Morgan, Lewis & Bockius LLP
1701 Market Street
Philadelphia, Pennsylvania  19103-2921
(215) 963-5000

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered (1)	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (3)
New York Registry Shares each representing one Ordinary Share with a nominal amount of € 0.16 each	300,000	$29.64	$8,892,000	$349.46
(1)	Pursuant to Rule 416(c) under the Securities Act, this Registration Statement also covers an indeterminant number of plan interests under the Savings Plan for Union Employees of Unilever.
(2)
Estimated pursuant to Rule 457(c) and (h) under the Securities Act, solely for the purpose of calculating the registration fee, based on the average of the high and low sale prices of the Unilever N.V.’s Ordinary Shares  € 0.16 par value, on June 16, 2008, as reported on the New York Stock Exchange.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENTS

Item 3.	Incorporation of Documents by Reference.

The following documents filed or furnished with the SEC pursuant to the Securities Exchange Act of 1934 (“Exchange Act”) by Unilever N.V. (the “Registrant”), or the Savings Plan For Union Employees Of Unilever (the “Plan”) are incorporated in this Registration Statement by reference:

(1)           the Registrant’s annual report on Form 20-F for the year ended December 31, 2007;

(2)           the description of the Registrant’s New York Registry Shares, each representing one Ordinary Share with a nominal amount of € 0.16 each, together with the description of the Ordinary Shares, par value € 0.16 per share, in Amendment No. 4 to the Registrant’s registration statement on Form 20-F, filed with the SEC on June 12, 1995 (incorporating the description by reference to Post-Effective Amendment No. 4 to the registration statement on Form S-3 of the Registrant, Unilever PLC, Unilever United States and Unilever Capital Corporation, filed with the SEC on May 2, 1995), as amended by (i) the description of an alteration to the Registrant’s Articles of Association contained in Agenda Item 10 of the Registrant’s Notice of Annual General Meeting 2007 included in the Registrant’s report on Form 6-K filed with the SEC on March 27, 2007 and (ii) the description of voting rights contained under the caption “Report of the Directors – Corporate Governance” in the Registrant’s Annual Report on Form 20-F for the year ended December 31, 2007; and

(3)           The Plan’s Annual Report on Form 11-K for the year ended December 31, 2006.

The Registrant’s reports on Form 6-K (to the extent designated therein) and all documents filed by the Registrant and the Plan pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement, and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference or deemed to be part of this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any other subsequently filed document that also is, or is deemed to be, incorporated by reference in this Registration Statement modifies or replaces such statement.  Any statement contained in a document that is deemed to be incorporated by reference or deemed to be part of this Registration Statement after the most recent effective date may modify or replace existing statements contained in this Registration Statement. Any such statement so modified or replaced shall not be deemed, except as so modified or replaced, to constitute a part of this Registration Statement.

EXPERTS

The consolidated financial statements of Unilever N.V. and Unilever PLC incorporated in this Registration Statement by reference to the Registrant’s Annual Report on Form 20-F for the fiscal year ended December 31, 2007, have been so incorporated in reliance on the reports of PricewaterhouseCoopers Accountants N.V. and PricewaterhouseCoopers LLP, independent registered public accounting firms, given on the authority of said firms as experts in auditing and accounting.

If, and only if, PricewaterhouseCoopers Accountants N.V. and PricewaterhouseCoopers LLP consent to the incorporation by reference in this Registration Statement of its reports relating to audited financial statements and effectiveness of internal control over financial reporting included in a document subsequently filed by the Registrant, such audited financial statements shall be incorporated herein in reliance upon such reports of PricewaterhouseCoopers Accountants N.V. and PricewaterhouseCoopers LLP, independent registered public accounting firms, given on the authority of said firms as experts in auditing and accounting.

Item 4.    Description of Securities.

Not applicable.

Item 5.    Interests of Named Experts and Counsel

Not applicable.

Item 6.    Indemnification of Directors and Officers.

Section 9.19 of the Registrant’s Articles of Association, as amended, provide that, subject to Dutch law, current and former members of the Registrant’s Board of Directors will be reimbursed for the reasonable costs of defending claims (including claims by the Registrant) and for damages payable by them, based on acts or failures to act in the exercise of their duties or any other duties currently or previously performed by them at the Registrant’s request.  However,  no such reimbursement may be made if and to the extent that (i) a Dutch court has established in a final and conclusive decision that the act or failure to act of the person concerned may be characterized as willful (“opzettelijk”), intentionally reckless (“bewust roekeloos”) or seriously culpable (“ernstig verwijtbaar”), unless Dutch law provides otherwise or the denial of reimbursement would, in view of the circumstances of the case, be unacceptable according to standards of reasonableness and fairness or (ii) the costs or financial loss of the person concerned are covered by insurance and the insurer has paid out the costs or financial loss. Section 9.19 further provides that the Registrant may take out liability insurance for the benefit of the persons concerned.

The Registrant has a directors' and officers' liability insurance policy.

Item 7.    Exemption From Registration Claimed.

Not applicable.

Item 8.    Exhibits.

Exhibit Number	Exhibit
23	Consent of PricewaterhouseCoopers Accountants N.V. and PricewaterhouseCoopers LLP
24	Powers of Attorney – Included on the Registrant’s signature page of this Registration Statement

An opinion of counsel regarding the legality of the Ordinary Shares has been omitted pursuant to Item 8(a) of Form S-8 because no Ordinary Shares to be issued under the Plan will be original issuance securities.  The Registrant hereby undertakes that it has timely submitted the Plan to the Internal Revenue Service (the “IRS”) on January 31, 2008 for a determination letter that the Plan complies with the requirements of the Internal Revenue Code of 1986, as amended and will make all changes required by the IRS to qualify the Plan.

Item 9.                      Undertakings.

The undersigned Registrant hereby undertakes:

(1)    to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933,

(ii)
to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement and

(iii)
to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that clauses (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act of 1934 that are incorporated by reference into this Registration Statement;

(2)    that, for the purpose of determining any liability under the Securities Act of 1933 each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)    to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 and each filing of the Plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant.  Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of London, United Kingdom on this 20th day of June, 2008.

UNILEVER N.V.

By: /s/ Patrick Cescau
Name: Patrick Cescau
Title: Group Chief Executive

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on June 20, 2008.

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Ronald M. Soiefer, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Name	Title
/s/ Michael Treschow Michael Treschow	Chairman
/s/ The Lord Simon of Highbury CBE The Lord Simon of Highbury CBE	Vice Chairman
/s/ Patrick Cescau Patrick Cescau	Director (Chief Executive Officer)
/s/ James Lawrence James Lawrence	Chief Financial Officer and Executive Director (Principal Financial Officer)
/s/ Howard Green Howard Green	Group Controller (Principal Accounting Officer)

/s/ Genevieve Berger Genevieve Berger	Director
/s/ The Rt Hon The Lord Brittan of Spennithorne QC, DL The Rt Hon The Lord Brittan of Spennithorne QC, DL	Director
/s/ Wim Dik Wim Dik	Director
/s/ Charles Golden Charles Golden	Director
/s/ Byron Grote Byron Grote	Director
/s/ Narayana Murthy Narayana Murthy	Director
/s/ Hixonia Nyasulu Hixonia Nyasulu	Director
/s/ Kees Storm Kees Storm	Director
/s/ Jeroen van der Weer Jeroen van der Weer	Director

The Plan.  Pursuant to the requirements of the Securities Act of 1933, the trustees (or administrators) of the Savings Plan for Union Employees of Unilever have duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Englewood Cliffs, New Jersey, USA on this 20th day of June 2008.

Savings Plan for Union Employees of Unilever

By:	/s/ Pascale Thomas
Name:	Pascale Thomas
Title:	Director, Benefits

INDEX TO EXHIBITS

Exhibit Number	Exhibit
23	Consent of PricewaterhouseCoopers Accountants N.V. and PricewaterhouseCoopers LLP
24	Powers of Attorney – Included on the Registrant’s signature page in this Registration Statement